Exhibit 99.1

GLOBAL NET LEASE to acquire mclaren Group Headquarters

in £170 million, 20-year sale-leaseback

NEW YORK – April 20, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today1 that the Company has agreed to acquire a three property office and industrial campus in Woking, Surrey, England that serves as the world headquarters for McLaren’s Automotive, Racing, and Applied divisions (the “McLaren Group Headquarters”). The contract purchase price for the combined 840,000 square foot campus is £170 million with a 20-year, NNN lease. The transaction is expected to close in the second quarter of 2021.

“We are excited to announce that this world-class facility will become part of the GNL portfolio,” said James Nelson, CEO of GNL “The McLaren Group Headquarters’ state of the art buildings have won numerous awards, were designed by renowned architect Norman Foster, and are the type of mission-critical, net-leased properties that make up the GNL portfolio. We are very pleased to have been able to collaborate and work with the management team of the McLaren Group to effect this transaction. We look forward to the long-term partnership with McLaren and the benefits this transaction will have to GNL. The acquisition exemplifies GNL’s ability to source large scale and accretive sale-leaseback opportunities in a competitive marketplace that add significant value to our overall portfolio. We believe our global presence as a leading net lease REIT will continue to provide attractive acquisition opportunities that complement our best-in-class portfolio.”

About the McLaren Group Headquarters

The McLaren Technology Center is a campus in Woking, Surrey, England which includes the McLaren Technology Centre, McLaren Production Centre and McLaren Thought Leadership Centre. The award-winning campus was designed by world-renowned architects, Foster & Partners, has easy access to Central London and Heathrow Airport, and hosts approximately 1,000 workers. The Technology Centre is home to the McLaren Formula One constructor. The campus has many environmentally conscious features. In 2010, the campus, which includes several lakes which assist in cooling efforts, earned Carbon Trust Standard certification from the Carbon Trust. The buildings have self-cleaning roofs that use a high-pressure drainage system to collect rainwater which is then used to refill the lake. In 2011 McLaren Racing was announced as the first ever carbon neutral team in Formula 1. The firm has also planted more than 100,000 trees at the site and created a wildlife sanctuary for otters and kingfishers.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

1.This acquisition is part of GNL's previously disclosed acquisition pipeline.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510